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                                                                EXHIBIT 3.1 (c)

                              SECOND AMENDMENT TO
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           EDUCATIONAL MEDICAL, INC.

        THIS AMENDMENT to the Restated Certificate of Incorporation (the "Corporation"), filed with the Secretary of State of the State of Delaware on March 31, 1988 was duly adopted by the stockholders of the Corporation on March 30, 1989, in accordance with the provisions Section 242 of the General Corporation Law of the State of Delaware.

        ARTICLE FOURTH of the Certificate is hereby amended to increase the total number of shares of all classes of stock which the Corporation shall have authority to issue to 2,215,000 shares, consisting of

                a) 715,000 shares of Cumulative Convertible Preferred Stock, par value $.01 per share, and

                b)  1,500,000 shares of Common Stock, par value $.01 per share.

                Section A7(b) of ARTICLE FOURTH of the Certificate is hereby amended to add the following thereto after subparagraph A7(b)(vii):

                (viii) Warrants issued pursuant to the Note and Warrant Purchase Agreement dated March 31, 1989, among the Corporation and certain purchasers named therein, and Units of Common Stock and Preferred Stock issued upon exercise of such Warrants, the Common Stock and Preferred Stock comprising Units, and the Common Stock
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     issued upon conversion of the Preferred Stock included in the Units.

        Except as specifically amended hereby, all provisions of the Certificate shall remain in full force and effect.

        IN WITNESS WHEREOF, the undersigned, as President of the Corporation, certifies that the foregoing amendment was duly adopted in accordance with
Section 242 of the Delaware General Corporation Law, and the Corporation has caused its corporate seal to be affixed hereto and attested to by the Secretary of the Corporation, all as of the 30th day of March, 1989.

                                        EDUCATIONAL MEDICAL, INC.

                                        By: /s/ Gary D. Kerber
                                           ----------------------------------
                                                President

Attest:

/s/ Morris C. Brown
------------------------------
Secretary

[Seal]


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STATE OF FLORIDA   )
                   )
COUNTY OF DADE     )

        Before me personally appeared Morris C. Brown known to me to be the individual described in and who executed the foregoing instrument as Secretary of Educational Medical, Inc., and who acknowledged to me that he executed such instrument in such capacity.

        WITNESS my hand and official seal this 30th day of March, 1989.

                                /s/ WENDY LOOMIS RIGGS
                                ------------------------------
                                Notary Public State of Florida
My Commission Expires: [SEAL]


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STATE OF GEORGIA   )
                   )
COUNTY OF          )

        Before me personally appeared Gary D. Kerber known to me to be the individual described in and who executed the foregoing instrument as President of Educational Medical, Inc., and who acknowledged to me that he executed such instrument in such capacity, that the seal of the corporation was affixed thereto by due and regular corporate authority, that said instrument is the free act and deed of said corporation and the facts stated therein are true.

        WITNESS my hand and official seal this 30th day of March, 1989.

                                        /s/  BOBBIE WHITE
                                        --------------------------------
                                        Notary Public State of Geogia
My Commission Expires:
June 3, 1991


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